Exhibit 2.4

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

ADVANCED POWER TECHNOLOGY, INC.

POWERSICEL, INC.

AND

POWERSICEL ACQUISITION CORPORATION

               , 2004

TABLE OF CONTENTS

ARTICLE 1. CERTAIN DEFINITIONS

ARTICLE 2. THE MERGER

2.1	Effect of Merger on Capital Stock

2.2	Company Options

2.3	Escrow

2.4	Effects of the Merger

2.5	Further Assurances

ARTICLE 3. CLOSING MATTERS

3.1	Closing

3.2	Exchange

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1	Organization and Good Standing

4.2	Subsidiaries

4.3	Power, Authorization and Validity; Power and Authority

4.4	Capitalization of Company; Outstanding Securities

4.5	No Conflict

4.6	Litigation

4.7	Taxes

4.8	Financial Statements

4.9	Title to Properties

4.10	Absence of Certain Changes

4.11	Contracts and Commitments/Licenses and Permits

4.12	No Default; No Restrictions

4.13	Intellectual Property

4.14	Compliance with Laws

4.15	Certain Transactions and Agreements

4.16	Employees, ERISA and Other Compliance; Independent Contractors

4.17	Corporate Documents

4.18	No Brokers

4.19	Insurance

i

4.20	Environmental Matters

4.21	Board Actions

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

5.1	Organization and Good Standing

5.2	Power, Authorization and Validity

5.3	No Conflict

5.4	Finders or Brokers

5.5	Sub

5.6	Availability of Funds

ARTICLE 6. COVENANTS OF COMPANY

6.1	Advise Changes

6.2	Maintenance of Business

6.3	Conduct of Business

6.4	Regulatory Approvals

6.5	Necessary Consents

6.6	Litigation

6.7	No Other Negotiations

6.8	Access to Information

6.9	Satisfaction of Conditions Precedent

6.10	Company Shareholder Approval

6.11	Retention of Employees

6.12	Employment Agreements

6.13	Public Announcements

6.14	Stockholder Litigation

ARTICLE 7. PARENT COVENANTS

7.1	Advise of Changes

7.2	Regulatory Approvals

7.3	Satisfaction of Conditions Precedent

7.4	Options

7.5	Employee Matters

ARTICLE 8. CONDITIONS TO OBLIGATIONS OF COMPANY

8.1	Accuracy of Representations and Warranties

8.2	Covenants

8.3	Compliance with Law; No Legal Restraints

8.4	Government Consents

ARTICLE 9. CONDITIONS TO OBLIGATIONS OF PARENT

9.1	Accuracy of Representations and Warranties

9.2	Covenants

9.3	No Material Adverse Change

9.4	Compliance with Law; No Legal Restraints; No Litigation

9.5	Government Consents

9.6	Opinion of Company’s Counsel

9.7	Consents

9.8	Company Shareholder Approvals

9.9	Employment Matters

9.10	Ancillary Agreements

9.11	Termination of Agreements

9.12	Consideration Allocation Certificate

ARTICLE 10. TERMINATION OF AGREEMENT

10.1	Termination by Mutual Consent

10.2	Unilateral Termination

10.3	No Liability for Termination

ARTICLE 11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

11.1	Survival of Representations

11.2	Agreements to Indemnify

11.3	Limitation

11.4	Appointment of Representative

11.5	Notice of Claim

11.6	Defense of Third-Party Claims

11.7	Contents of Notice of Claim

11.8	Resolution of Notice of Claim

11.9	Distribution Upon Termination of Escrow Period

11.10	Access

11.11	Indemnification of Former Directors and Officers

ARTICLE 12. GENERAL PROVISIONS

12.1	Governing Law

12.2	Assignment; Binding Upon Successors and Assigns

12.3	Severability

12.4	Counterparts

12.5	Other Remedies

12.6	Amendment and Waivers

12.7	Expenses

12.8	Attorneys’ Fees

12.9	Notices

12.10	Interpretation; Rules of Construction

12.11	No Joint Venture

12.12	Further Assurances

12.13	Third Party Beneficiary Rights

12.14	Confidentiality

12.15	Entire Agreement

12.16	Waiver Of Jury Trial

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December [         ], 2004 (the “Agreement Date”) by and among Advanced Power Technology, Inc., a Delaware corporation (“Parent”), PowerSicel Acquisition Corporation, a Colorado corporation that is a wholly-owned subsidiary of Parent (“Sub”), PowerSicel, Inc., a Colorado corporation (“Company”), and Paul Jacobi, as representative of the shareholders of the Company (the “Representative”).

RECITALS

A.                                    The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and applicable law.

B.                                    The Boards of Directors, or a duly authorized committee thereof, of Parent, Sub and Company have determined that the Merger is in the best interests of their respective companies and stockholders or shareholders, as applicable, of each of Parent, Sub and Company have approved and declared advisable an Agreement and Plan of Merger substantially in the form of this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C.                                    Concurrently with the execution and delivery of this Agreement, certain key employees of the Company, as identified on Exhibit F, are executing and delivering employment agreements pursuant to which such employees shall continue their employment with Company, effective upon the Closing (as defined in Section 3.1), for a period of at least three years following the Closing.

D.                                    Concurrently with the execution and delivery of this Agreement, the Company has obtained unanimous written shareholder consent for the approval of the Merger and the adoption of this Agreement from all of the outstanding shares of Company Common Stock and Company Preferred Stock (each as defined below).

E.                                      Upon the Effective Time (as defined in Article 1), and subject to the terms and conditions hereof, (i) the shares of capital stock of Company that are outstanding immediately prior to the Effective Time will be converted into the right to receive a certain amount of cash from Parent, (ii) all options to purchase capital stock of Company under the Company Plan shall be assumed or replaced with options to purchase Parent Common Stock subject to and on the terms provided herein, (iv) all other rights to purchase capital stock of Company that are outstanding immediately prior to the Effective Time shall terminate, and (iii) Sub will be merged with and into Company, in each case, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

“Affidavit” has the meaning given in Section 3.2.1.

“Agreement” has the meaning given in the introductory paragraph.

“Agreement Date” has the meaning given in the introductory paragraph.

“Alternative Transaction” means any commitment, agreement or transaction, other than as contemplated by this Agreement, involving or providing for (a) the possible disposition of all or any substantial portion of Company’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination, or (b) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act.

“Articles of Merger” means the Articles of Merger in substantially the form attached hereto as Exhibit A.

“Balance Sheet” has the meaning given in Section 4.8.

“Balance Sheet Date” has the meaning given in Section 4.8.

“Cash Consideration” means (i) Merger Consideration, less (ii) the Company Option Consideration.

“Closing” has the meaning given in Section 3.1.

“Closing Date” has the meaning given in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Colorado Law” means The Colorado Business Corporations Act.

“Common Stock Distribution Amount” means that portion of the Cash Consideration equal to an amount per share of Company Common Stock to be distributed in accordance with the provisions of Section A.2 of the Company’s Articles of Incorporation, including all amendments thereto, as more fully set forth in the Consideration Allocation Certificate.

“Company” has the meaning given in the introductory paragraph.

“Company Ancillary Agreements” has the meaning given in Section 4.3.

“Company Business” means the business of Company as presently conducted, and shall also include any products of Company currently under development.

“Company Certificates” has the meaning given in Section 3.2.1.

“Company Common Stock” means the common stock of Company.

“Company Disclosure Schedule” has the meaning given in the introductory paragraph of Article 4.

“Company Financial Statements” has the meaning given in Section 4.8.

“Company IP Rights” has the meaning given in Section 4.13.1.

“Company IP Rights Agreements” has the meaning given in Section 4.13.2.

“Company-Licensed IP Rights” has the meaning given in Section 4.13.1.

“Company Material Agreements” has the meaning given in Section 4.11.

“Company-Owned IP Rights” has the meaning given in Section 4.13.1.

“Company Option Consideration” means an amount equal to the product of all shares of Parent Common Stock that will be issuable upon exercise of the Parent Options into which the Company Options convert times the Parent Common Stock Value.

“Company Options” has the meaning given in Section 2.2.1.

“Company Plan” has the meaning given in Section 2.2.2.

“Company Preferred Stock” means the Series A Preferred.

“Company Shareholders” means the record holders of issued and outstanding Company Stock immediately prior to the Effective Time.

“Company Shareholders’ Approval” means the irrevocable approval by all Company Shareholders to the adoption of this Agreement and the transactions contemplated thereby.

“Company Stock” means Company Common Stock and Company Preferred Stock.

“Consideration Allocation Certificate” has the meaning given in Section 2.1.2.

“Contested Claim” has the meaning given in Section 11.8.2.

“Damage Threshold” has the meaning in Section 11.3.1.

“Damages” has the meaning given in Section 11.2.

“Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of Colorado as a result of the filing with the Colorado Secretary of State of the Articles of Merger meeting the requirements of Colorado Law.

“Employee Plans” has the meaning given in Section 4.16.3.

“Employment Agreement” has the meaning given in Section 6.12.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), excluding Permitted Encumbrances.

“Environmental Law” means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of any Material of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Material of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning given in Section 2.3.

“Escrow Fund” has the meaning given in Section 2.3.

“Escrow Release Date” has the meaning given in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any federal, state, or local, domestic, foreign or supranational governmental, regulatory, or self-regulatory authority, agency, court, tribunal, commission, or other governmental, regulatory, or self-regulatory entity, or any other political subdivision thereof, or any agency or instrumentality of any such governmental or political subdivision, or any other entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Governmental Permits” has the meaning given in Section 4.14.3.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses,  trade secrets, or know-how, (collectively “Intellectual Property Rights”), and all rights in and to any Internet domain names, Internet and World Wide Web URLs or addresses, inventions, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question as of the Agreement Date or as of the Effective Time, as applicable, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any executive officer of such party, if used in reference to Company or any Person that is not an individual.  Any such individual executive officer will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained through reasonable inquiry by such Person.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Material Adverse Change” or “Material Adverse Effect,” when used with reference to any entity or group of related entities, means any event, change, violation or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), operations or results of operations of such entity and its Subsidiaries, taken as a whole with its Subsidiaries; provided, however, that in no event shall (i) a change in the price of the publicly traded stock of Parent; (ii) changes in general economic conditions or changes affecting the industry generally in which Parent or Company operates; or (iii) any adverse change or effect resulting from (A) compliance by Company with the terms of this Agreement, including any action taken by the Company at Parent’s direction, any action referred to in Section 6.3 taken by the Company with Parent’s consent, and the failure to take any action referred to in Section 6.3 that was not taken by the Company because Parent withheld its consent, (B) the announcement of the Merger or the pendency or consummation of the transactions contemplated by this Agreement (including, without limitation, any cancellations of or delays in customer orders, any reduction in sales or profits, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (C) the incurring of legal, accounting, or other fees or expenses in connection with the transactions contemplated by this Agreement (but not including any collateral or secondary effects resulting from the incurrence of such fees), or (D) in the case of the Company, any breach by Parent or Sub of any provision of this Agreement, constitute, in and of itself (individually or in combination), or be taken into account in determining whether there has been, a Material Adverse Change or Material Adverse Effect in Parent or Company, as the case may be.

“Material of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment

“Merger” has the meaning given in Recital A.

“Merger Consideration” means consideration in the aggregate amount of approximately $5,850,000, payable in the form of cash and the Company Option Consideration as herein provided.

“Non-Disclosure Agreement” has the meaning given in Section 12.14.

“Notice of Claim” has the meaning given in Section 11.5.

“Option Exchange Ratio” shall mean the price equal to the Common Stock Distribution Amount for each share of Company Common Stock divided by the Parent Common Stock Value.

“Parent” has the meaning given in the introductory paragraph.

“Parent Ancillary Agreements” has the meaning given in Section 5.2.1.

“Parent Common Stock” has the meaning given in Section 2.2.2.

“Parent Common Stock Value” means a price of $7.2920 per share of Parent Common Stock.

“Parent Disclosure Schedule” has the meaning given in the introductory paragraph of Article 4.

“Parent Indemnified Person” has the meaning given in Section 11.2.1.

“Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Permitted Encumbrance” shall mean (a) liens for taxes and assessments or governmental charge or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’, materialmen’s, contractor’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (d) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

“Pro Rata Share” means each Company Shareholder’s pro rata interest in the Escrow Fund, as indicated in the Consideration Allocation Certificate.

“Regulations” has the meaning given in Section 4.7.1.

“Representative” means Paul Jacobi.

“Requirements of Law” means , with respect to any Person, any law (including common law), ordinance judgment, order, decree, injunction, permit, statute, treaty, rule or regulation or determination of (or an agreement with) an arbitrator or a Governmental Authority, in each case binding on that Person or any amount of its property or assets.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred” means the Company’s Series A Preferred Stock, par value $0.01 per share.

“Series A Preferred Stock Distribution Amount” means that portion of the Cash Consideration equal to an amount per share of Series A Preferred to be distributed in accordance with the provisions of Section A.2 of the Company’s Articles of Incorporation, including all amendments thereto, as more fully set forth in the Consideration Allocation Certificate.

“Sub” has the meaning given in the introductory paragraph.

“Sub Ancillary Agreements” has the meaning given in Section 5.2.1.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

“Surviving Corporation” has the meaning given in Section 2.4.

“Tax or Taxes” means all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer Taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such Taxes, any estimated Tax, interest, fines and penalties or additions to Tax and interest on such fines, penalties and additions to Tax.

“Tax Return or Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Terminating Party” has the meaning given in Section 10.3.

“Termination Date” means January 17, 2005.

“Third-Party Claim” has the meaning given in Section 11.6.1.

“Uncertificated Shares” means uncertificated shares of Company Stock issuable upon the exercise of any Company Options between the Agreement Date and the Effective Time.

ARTICLE 2.

THE MERGER

2.1                                 Effect of Merger on Capital Stock.

2.1.1                        Conversion of Sub Stock.  At the Effective Time upon the terms and conditions of this Agreement, and in accordance with the Colorado Law, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

2.1.2                        Effect on Company Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Stock held by a Company Shareholder that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive such portion of the Cash Consideration as set forth below and as more fully set forth on a consideration allocation certificate to be delivered by the Company at Closing (the “Consideration Allocation Certificate”).

(a)                                  Each holder of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the Series A Preferred Distribution Amount for each share of Company Preferred Stock.

(b)                                  Each holder of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive the Common Stock Distribution Amount for each share of such Company Common Stock.

2.2                                 Company Options.

2.2.1                        Options, Warrants and Other Rights.  Other than as explicitly provided in Section 2.2.2 below, no options, warrants or other rights to purchase Company Common Stock (collectively, “Company Options”), shall be assumed by Parent.

2.2.2                        Options.  At the Effective Time, each outstanding Company Option under the Company’s 2002 Incentive Stock Option Plan, as amended (the “Company Plan”) will be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a “Parent Option”) as set forth in this Section 2.2.2.  Schedule 2.2.2 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option, the exercise or vesting schedule, the exercise price per share and the term of each such Company

Option.  Each Company Option assumed by Parent under this Agreement shall retain its respective vesting schedule, and shall continue to be subject to the terms and conditions set forth under its respective stock option agreement and the Company Plan, except that (i) each such Company Option will be exercisable for that number of whole shares of Common Stock of Parent (“Parent Common Stock”) equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such Company Option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such Company Option were then satisfied, multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed or replaced Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.  Except as set forth on Schedule 2.2.2 or as contemplated by Section 6.3, the Company shall not accelerate the exercisability or vesting of such Company Options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Company Options in connection with the Merger.  As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Option an appropriate notice, including a prospectus in the form required by Form S-8 under the Securities Act, setting forth such holder’s rights pursuant thereto and that such Company Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2.2 after giving effect to the Merger).

2.3                                 Escrow.  At the Effective Time, Parent will withhold from the amounts of cash to be paid to Company Shareholders in the Merger in respect of their Company Stock pursuant to Section 2.1.2, each such Company Shareholder’s Pro Rata Share of 10% of the Cash Consideration as set forth in the Consideration Allocation Certificate (such withheld amount of cash, the “Escrow Fund”).  At the Effective Time, Parent shall deposit with the Escrow Agent the Escrow Fund and Escrow Agent will hold the Escrow Fund as security for the indemnification obligations of the Company Shareholders for Damages under Article 11 and an Escrow Agreement in substantially the form attached hereto as Exhibit B to be entered into among the Company, Parent and the Representative (the “Escrow Agreement”), until the day twelve (12) months after the Closing Date (the “Escrow Release Date”).

2.4                                 Effects of the Merger.  At and upon the Effective Time:

(a)                                  the separate existence of Sub will cease and Sub will be merged with and into Company, and Company will be the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) pursuant to the terms of this Agreement, the Articles of Merger and Colorado Law.

(b)                                  the Articles of Incorporation of the Surviving Corporation will be amended in their entirety to read as set forth in the Articles of Merger filed with the Colorado Secretary of State;

(c)                                  the Bylaws of Sub will continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time;

(d)                                  each share of Company Stock that is outstanding immediately prior to the Effective Time and will be converted into the right to receive cash as provided in this Article 2;

(e)                                  subject to obtaining any required consents, and in accordance with Colorado Law, each Company Option shall be assumed or replaced by Parent and converted into a Parent Option as provided in Section 2.2.2;

(f)                                    each share of Sub common stock that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation as provided in Section 2.1.1;

(g)                                 the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

(h)                                 the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be those individuals who were the members of the Board of Directors of Sub immediately prior to the Effective Time; and

(i)                                    the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

2.5                                 Further Assurances.  If, at any time after the Effective Time, any further instruments, deeds, assignments, assurances or other actions are reasonably necessary or desirable to vest the Surviving Corporation with all of the rights and property of the Company or to carry out the purposes and intent of this Agreement, the officers and directors of Company and Sub are fully authorized on behalf of Company or Sub, as the case may be, to execute and deliver all such proper instruments, deeds, assignments and assurances and do all other things necessary or desirable to carry out the purposes and intent of this Agreement.

ARTICLE 3.

CLOSING MATTERS

3.1                                 Closing.  Subject to termination of this Agreement as provided in Article 10, the closing of the transactions to consummate the Merger (the “Closing”) will take place at the offices of Davis Wright Tremaine LLP, 130 SW Fifth Avenue, Suite 2300, Portland, Oregon 97201at 2:00 p.m., Pacific Time on January 7, 2005, provided, that on such date the conditions to Closing set forth in Article 8 and Article 9 have been satisfied and/or waived in accordance with this Agreement, or at such other place, time or date as Parent and Company may mutually agree (the “Closing Date”).  Concurrently with the Closing or at such later date and time as may be mutually agreed by Parent and Company, the Articles of Merger will be filed with the Colorado Secretary of State.

3.2                                 Exchange.

3.2.1                        At the Effective Time, shares of Company Stock outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without further action, be cancelled and extinguished, and all such shares will be automatically converted into the right to receive from Parent, and shall be exchangeable for, the amount of cash to which the holder thereof is entitled pursuant to Section 2.1.2, subject to the provisions of this Section 3.2.

(a)                                  Promptly following the Agreement Date, Parent shall exchange, for those amounts distributable pursuant to Section 2.1.2 hereof, certificates (the “Company Certificates”) and Uncertificated Shares, in each case representing shares of Company Stock outstanding as of immediately prior to the Effective Time.  Prior to the Effective Time, Parent shall set aside and make available, an amount equal to the Cash Consideration to be paid in respect of Company Stock outstanding as of immediately prior to the Effective Time.  As promptly as reasonably practicable following the Closing, and in any event within two business days, Parent shall send to each Company Shareholder, (i) a letter of transmittal in substantially the form attached hereto as Exhibit D and (ii) instructions for use in effecting the exchange of Company Certificates and Uncertificated Shares for the cash payment distributable pursuant to Section 2.1.2.

(b)                                  Each holder of Company Stock that, by virtue of the Merger, has been canceled and extinguished and automatically converted into the right to receive the Cash Consideration shall be entitled to receive, upon surrender to Parent of (i) a Company Certificate (or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Parent (an “Affidavit”)), provided, however, that the holders of Uncertificated Shares identified as such on the Consideration Allocation Certificate shall not be required to comply with clause (i) with respect to such Uncertificated Shares; together with (ii) a properly executed and completed letter of transmittal, the Cash Consideration payable for each share of Company Stock represented by such Company Certificate, Affidavit, or Uncertificated Shares, as the case may be.

3.2.2                        After the Effective Time there will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Certificates or an Affidavit are presented for any reason, they will be cancelled and exchanged as provided in this Section 3.2.

3.2.3                        Until Company Certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 3.2.1, such Company Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive cash in the amounts determined in accordance with the provisions of Section 2.1.2.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the letter addressed to Parent from Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule”), Company hereby makes the representations and warranties to Parent contained in this Article 4.  For all purposes of this Agreement, the statements contained in the Company Disclosure Schedule shall also be deemed to be representations and warranties made and given by Company under Article 4 of this Agreement.

4.1                                 Organization and Good Standing.  Company is a corporation duly organized and validly existing under the laws of the State of Colorado.  Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently proposed to be conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Company.  Company has delivered to Parent true and complete copies of its currently effective Articles of Incorporation and Bylaws, each as amended to date.  Company is not in violation of its Articles of Incorporation or Bylaws.

4.2                                 Subsidiaries.  Company has no Subsidiaries or any equity or ownership interest, whether direct or indirect, in, or loans to, any corporation, partnership, limited liability company, joint venture or other business entity.  Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity.

4.3                                 Power, Authorization and Validity; Power and Authority.  Company has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”).  The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by the board of directors of the Company.

4.3.1                        No Consents.  No consent, approval, permit, order or authorization from, or registration, declaration, or filing with, any Governmental Authority (in its capacity as an entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government) is necessary or required to be made or obtained by Company at or prior to the Effective Time in order to enable Company to lawfully execute and deliver, enter into, and to perform its respective obligations under, this Agreement or the Company Ancillary Agreements, and for Company to consummate the Merger, except for the filing of the Articles of Merger with the Colorado Secretary of State.

4.3.2                        Enforceability.  This Agreement has been, and as of the Closing Date, the Company Ancillary Agreements will be, duly executed and delivered by Company.  This Agreement is a valid and binding obligation of Company enforceable against Company in accordance with its terms, assuming the due authorization, execution and delivery by the other parties hereto and binding effect hereof on such other parties and subject only to the effect now or hereafter, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief, and other equitable remedies.

4.4                                 Capitalization of Company; Outstanding Securities.  The authorized capital stock of Company consists entirely of:  (a) Six Million, Eighty-Six Thousand, Five Hundred and Fifty-Eight (6,086,558) shares of Company Common Stock, of which, as of the Agreement Date, a total of Seven Hundred Three Thousand Four Hundred and Seventy (703,470) shares are issued and outstanding, and (b) Two Million, Four Hundred Thirteen Thousand, Four Hundred and Forty-Two (2,413,442) shares of Company Preferred Stock, which are designated Series A Preferred and of which, One Million Four Hundred Five Thousand Eight Hundred and Seventy-Three (1,405,873) are issued and outstanding.  The numbers of issued and outstanding shares of Company Common Stock and Company Preferred Stock held by each of the Company Shareholders are set forth in Schedule 4.4 of the Company Disclosure Schedule.  Except as expressly set forth in Schedule 4.4 of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock are issued or outstanding as of the Agreement Date.  As of the Agreement Date, an aggregate of Three Hundred Twenty Seven Thousand, Four Hundred and Fifty-Six (327,456) shares of Company Common Stock are reserved and authorized for issuance pursuant to outstanding Company Options.  True and complete copies of each agreement for each Company Option have been delivered by Company to Parent.

4.4.1                        Valid Issuance  Other than shares of Company Common Stock issued upon the exercise of Company Options listed on Schedule 2.2.2, as of the Closing Date, there will have been no change in the authorized or outstanding capital stock of Company as represented in Section 4.4 above.  All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by Company in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws (both state and federal) and other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments.

4.4.2                        No Other Options, Warrants or Rights.  Other than as set forth above in this Section 4.4 or as set forth in Schedule 4.4.2 of the Company Disclosure Schedule, there are no options, warrants, stock appreciation rights, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Company’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Company’s capital stock or obligating Company to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Company’s capital stock, and there is no liability for dividends accrued but unpaid.  No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding.

4.4.3                        No Voting Arrangements or Registration Rights.  There are no voting agreements, voting trusts, or proxies applicable to any of Company’s outstanding capital stock or any Company Options or to the conversion of any shares of Company’s capital stock in the Merger pursuant to any agreement or obligation to which Company or, to Company’s knowledge, pursuant to any other agreement or obligation.  Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

4.5                                 No Conflict.  Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company, nor the consummation by the Company of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, (i) any provision of the Articles of Incorporation or Bylaws of Company, as currently in effect, or (ii) any Requirements of Law or (iii) any material instrument, obligation, or agreement to which Company is a party or by which its properties or assets are bound, or result in the creation of any lien, charge or other encumbrance (other than Permitted Encumbrances) upon any of the properties of Company under the terms of any note, bond, mortgage or indenture or any other material instrument, obligation or agreement, or (b) except as set forth in Schedule 4.5 of the Company Disclosure Schedule, require the consent, approval, assignment, notice, release, waiver, authorization, or other certificate of any third party to ensure that, following the Effective Time, any Company Material Agreement to which Company is a party or by which Company or any of its assets or properties are bound continues to be in full force and effect without any breach or violation thereof by the Company.  Except as set forth in Schedule 4.5 of the Company Disclosure Schedule, neither Company’s entering into this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement, will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger to terminate or cancel any obligation of such third party pursuant to any Company Material Agreement or to accelerate any obligations of Company pursuant to any Company Material Agreement.

4.6                                 Litigation.  There is no action, suit, arbitration, mediation, proceeding, claim or, to Company’s knowledge, investigation pending against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any court, Governmental Authority or arbitrator, nor, to Company’s knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened.  There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company.  To Company’s knowledge, there is no reasonable basis for any Person to assert a claim against Company based upon:  (a) Company’s entering into this Agreement, any Company Ancillary Agreement, or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (b) any claim that Company has agreed to sell or dispose of all or any substantial portion of its assets or business or shares of Company Stock to any party other than Parent, whether by way of merger, consolidation, sale or assets or otherwise; (c) any wrongful failure by Company to issue any of its stock or other securities to any party; (d) any rights under any agreement among Company and the Company Shareholders; or (e) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Company or any rights as a Company Shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

4.7                                 Taxes.

4.7.1                        Except as set forth in Schedule 4.7.1 of the Company Disclosure Schedule, the Company has timely filed all material federal, state, local, and foreign Tax and information Tax Returns and reports required by law to be filed by it prior to the Effective Time, has timely paid all Taxes required to be paid by it as shown on such Tax Returns, except to the extent that an accrual or reserve for such Taxes has been reflected on the Balance Sheet, has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable Tax Returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet and in any more recent balance sheet of Company provided by Company to Parent on or before the Agreement Date), has made all required estimated Tax payments and, as of the Balance Sheet Date, has no liability for Taxes in excess of the amount so paid or accruals or reserves so established.  The amount of Company’s liability for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed the amount of the current liability accrual or reserve for Taxes (excluding reserves for deferred Taxes), as such accrual or reserve is reflected on the Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since the Balance Sheet Date in accordance with past custom and practice.  All such Tax Returns and reports are true, correct, and complete in all respects, and Company has provided Parent with true and correct copies of all federal and state income or franchise Tax Returns for the Company for all periods since inception as well as any other Tax Returns and reports that have been requested by Parent.  Except as set forth in Schedule 4.7.1 of the Company Disclosure Schedule, Company is not delinquent in the payment of any Tax or in the filing of any Tax Returns, and, to the Company’s knowledge, no deficiencies for any Tax have been threatened, claimed, proposed or assessed against Company.  Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any potential assessments that:  (a) are currently pending before the Internal Revenue Service or any other taxing authority (including, but not limited to, any sales or use Tax authority) regarding Company Taxes, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved.  No Tax Return of Company is, to the Company’s knowledge, under audit by the Internal Revenue Service or any other taxing authority, and any such past audits (if any) have been completed and fully resolved and all Taxes and any penalties or interest determined by such audit to be due from Company have been paid in full to the applicable taxing authorities.  No Tax liens are currently in effect against any assets of Company other than liens which arise by operation of law for Taxes not yet due and payable.  There is not in effect any waiver by Company of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Tax Return which has not been filed, and Company has not consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any Governmental Authority.  Company is not a “personal holding company” within the meaning of Section 542 of the Code.  Company has not filed any election under Section 341(f) of the Code.  Company has withheld all material Taxes required to be withheld, and paid such withheld amounts to the appropriate taxing authority within the time prescribed by law.  Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Regulations”).  Company is neither a party to, nor has any obligation under, any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.  Company has never been involved in a distribution, either as a distributing corporation or a controlled corporation, in a transaction qualifying, or intended to be qualified, under Section 355 of the Code.  Company has never been a member of an affiliated group filing consolidated Tax Returns.  Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

4.7.2                        The Company is not obligated to make any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent Section 280G of the Code is applicable to Company.

4.8                                 Financial Statements.  The Company has delivered to Parent its audited financial statements (balance sheet and statement of operations) at December 31, 2003 and for the fiscal year then ended, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at and for the nine-month period ended September 30, 2004 (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.  The Company Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.  Without limitation of the foregoing, the Company Financial Statements prepared as of September 30, 2004 (“Balance Sheet Date”) have been prepared in accordance with generally accepted accounting principles for interim financial information necessary, subject to changes resulting from normal year-end adjustments for recurring accruals and to the absence of footnote disclosure.  Except as set forth or adequately provided for in the balance sheet at the Balance Sheet Date (“Balance Sheet”), the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and (ii) liabilities not yet due and payable or obligations under contracts and commitments listed in Schedule 4.11 of the Company Disclosure Schedule and not required under generally accepted accounting principles to be reflected on the Balance Sheet or otherwise in the Company Financial Statements and (iii) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.  Except as disclosed in the Company Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.9                                 Title to Properties.  Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties used in Company’s business, free and clear of all Encumbrances, other than liens for current Taxes that are not yet due and payable and except for liens which in the aggregate do not secure more than $25,000 in liabilities.  All machinery, vehicles, equipment, and other tangible personal property owned or leased by Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease.  Company is not in violation of any zoning, building, safety, or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company received any notice of violation of any Requirements of Law with which it has not complied.  Company does not own any real property.  Schedule 4.9 of the Company Disclosure Schedule sets forth a true, complete, and accurate list and a brief description of all real and personal property owned or leased by Company with an individual value of $25,000 or greater, and the record owner of any such leased property.

4.10                           Absence of Certain Changes.  Except as set forth in Schedule 4.10 of the Company Disclosure Schedule, between the Balance Sheet Date and the Agreement Date, there has not been with respect to Company any:

(a)                                  Material Adverse Change;

(b)                                  amendment or change in the Articles of Incorporation or Bylaws;

(c)                                  incurrence, creation or assumption by Company of (i) any Encumbrance on any of the assets or properties of Company, (ii) any indebtedness for borrowed money (other than with respect to expense reimbursement commitments to officers, directors and employees, incurred in the ordinary course of business, consistent with past practice), or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d)                                  grant or issuance of any options, warrants or other rights to acquire from Company, directly or indirectly, except as described in Section 4.4, or any offer, issuance or sale by Company of, any debt or equity securities of Company;

(e)                                  acceleration or release of any vesting condition to the right to exercise any option, warrant, or other right to purchase or otherwise acquire any shares of Company’s capital stock, or any acceleration or release of any right to repurchase shares of Company’s capital stock upon any shareholder’s termination of employment or services with Company or pursuant to any right of first refusal;

(f)                                    payment or discharge by Company of any liability of Company or Encumbrance on any asset or property of Company in an amount in excess of $10,000 for any liability or Encumbrance, other than payments or discharges by Company in the ordinary course of business, consistent with past practices;

(g)                                 purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties, or goodwill of Company, other than purchases, licenses, sales, assignments, or other dispositions or transfers in the ordinary course of business, consistent with past practices;

(h)                                 damage, destruction, or loss of any material property or asset, whether or not covered by insurance;

(i)                                    declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

(j)                                    change or increase in the compensation, including severance compensation, payable or to become payable to any of the officers, directors, employees or consultants of Company or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents, other than changes or increases in the ordinary course of business, consistent with past practices;

(k)                                change with respect to the management or other key personnel of Company;

(l)                                    obligation or liability incurred by Company to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to Company officers and directors in the ordinary course of Company’s business, consistent with its past practice;

(m)                              making by Company of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder of Company or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(n)                                 entering into, amendment of, relinquishment, termination or non-renewal by Company of any contract, lease, transaction, commitment, or other right or obligation that would constitute a Company Material Agreement if in effect on the Agreement Date, other than in the ordinary course of business, consistent with its past practice, or any written or oral indication or assertion by the other party thereto of any material problems with Company’s services or performance under such contract;

(o)                                  to the Company’s Knowledge, assertion by any customer of Company of any material complaint regarding Company’s services or products that has not been addressed or is being addressed by Company by such methods that Company employs in the ordinary course of business, consistent with past practices;

(p)                                  agreement made by Company to provide exclusive services to any Person or not to engage in any type of business activity;

(q)                                  material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r)                                  entering into by Company or any transaction, contract, of agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expenses) or obligation on the part of Company that involves in excess of $20,000 or that is not entered into in the ordinary course of the Company Business, consistent with past practice;

(s)                                  license, transfer, or grant of a right under any Company IP Rights, other than non-exclusive licenses to end user customers in the ordinary course of business, consistent with past practice;

(t)                                    material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any material revaluation by Company of any of its material assets;

(u)                                 action taken by the Company, that if taken after the date hereof, would violate Section 6.3 (b), (c), (i)-(l), (o), (r), (s), (u), or (v) of this Agreement; or

(v)                                   action taken by Company that is not in the ordinary course of Company Business, consistent with past practice.

4.11                           Contracts and Commitments/Licenses and Permits.  Schedule 4.11 of the Company Disclosure Schedule sets forth a list of each of the following written or oral contracts, agreements, leases, licenses, permits, assignments, mortgages, transactions, obligations, commitments, or other instruments to which Company is a party or to which Company or any of its assets or properties is bound:

(a)                                  any contract or agreement providing for payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $50,000 or more;

(b)                                 any contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) Company, or providing for the purchase or license of any software, content (including textual content and visual, photographic or graphics content), technology, or intellectual property to (or for the benefit or use of) Company, which software, content, technology, or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(c)                                  any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

(d)                                 any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability;

(e)                                  any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(f)                                    any lease or other agreement under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(g)                                 any agreement, contract, covenant, or license that restricts Company from engaging in any aspect of its business, from participating or competing in any line of business or market, from freely setting prices for Company’s products, services, or technologies (including, but not limited to, most favored customer pricing provisions), from engaging in any business in any market or geographic area, or from soliciting potential employees, consultants, contractors, or other suppliers or customers;

(h)                                 any Company IP Rights Agreement other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat;

(i)                                     any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase, or redemption of any shares of capital stock or other securities of Company or any options, warrants, or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants, or other rights therefor;

(j)                                     any contract with or commitment to any labor union;

(k)                                  any Governmental Permit;

(l)                                     any contract, commitment, or agreement relating to the acquisition by Company of any operating business or the capital stock of any other Person; and

(m)                               any broker, exclusive dealing, or exclusivity, distributor, dealer, manufacturers’ representative, reseller, agency, and sales promotion contracts or agreements involving payments in excess of $10,000, or any other contract or agreement that compensates any Person, other than employees or consultants of Company, based on any sales by Company.

A true and complete copy of each agreement or document required by these subsections (a) through (m) of this Section 4.11 to be listed on Schedule 4.11 of the Company Disclosure Schedule (such agreements and documents being herein collectively referred to as the “Company Material Agreements”) and a copy of each Governmental Permit required by subsection (k) of this Section 4.11 to be listed on Schedule 4.11 of the Company Disclosure Schedule has been delivered to Parent’s legal counsel.

4.12                           No Default; No Restrictions

4.12.1                  Company is not, nor to Company’s knowledge is any other party, in material breach or default under any Company Material Agreement.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) could reasonably be expected to, (i) result in a violation or breach by Company, or to Company’s knowledge, by any other party, of any of the provisions of any Company Material Agreement, or (ii) give any third party (A) the right to declare a material breach under any Company Material Agreement, (B) the right to a material refund, rebate, chargeback, or penalty under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement.  To the Company’s Knowledge,

Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement.  Company has no material liability for renegotiation of government contracts or subcontracts, if any.

4.12.2                  Except as set forth in Schedule 4.12.2 of the Company Disclosure Schedule, Company is not a party to, and no asset or property of Company is bound or affected by, any judgment, injunction, order, or decree, that restricts or prohibits, or purports to restrict or prohibit, Company, or following the Effective Time, the Surviving Corporation or Parent (based on Company’s knowledge as of the date hereof), or prevents Company from granting, or being granted, any exclusive rights or licenses.

4.13                           Intellectual Property

4.13.1                  Company (a) owns and has independently developed and has good and marketable title to, free and clear of all Encumbrances, or (b) has the valid right or license to use, all Intellectual Property purported to be owned by or licensed to the Company, respectively (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  The Company IP Rights constitute all of the Intellectual Property necessary for the conduct of the business or operations of the Company as currently conducted or as presently planned to be conducted.  All inventors are named in any patents and patent applications included in the Company-Owned IP Rights.  As used in this Section 4.13, “Company-Owned IP Rights” means Company IP Rights which are owned by Company; and “Company-Licensed IP Rights” means Company IP Rights which are not Company-Owned IP Rights.

4.13.2                  Neither the execution, delivery and performance of this Agreement or the Certificate of Merger, nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their respective terms:  (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which Company is a party (collectively, the “Company IP Rights Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (c) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof.  There are no royalties, honoraria, fees or other payments payable by Company to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license in (other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat), sale, marketing, advertising or disposition of any Company IP Rights by Company to the extent necessary for the conduct of the Company Business and none will become payable as a result of the consummation of the transactions contemplated by this Agreement, in and of themselves.

4.13.3                  To the Company’s Knowledge, neither the use, development, manufacture, marketing, license, sale, furnishing, or intended use of any product or service currently licensed (other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat), utilized, sold, provided, or furnished by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party in any respect, except to the extent that such infringement, misappropriation, or violation would not have a Material Adverse Effect on Company.  There is no pending, threatened claim or litigation contesting the validity, ownership, or right of Company to exercise any Company IP Right, nor to the best knowledge of Company, is there any legitimate basis for any such claim.  Company has not received any notice asserting that any Company IP Right or the proposed use, sale, license, or disposition thereof has or will infringe, misappropriate, or violate the Intellectual Property Rights of any other party.

4.13.4                  To the Company’s Knowledge, no  current or former employee, consultant or independent contractor of Company:  (a) is in violation of any material term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement, or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (b) has developed any technology, software, or other copyrightable, patentable, or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant, or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable, or otherwise proprietary work.  To the Company’s Knowledge, the employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Company, whether such liability is based on contractual or other legal obligations to such third party.

4.13.5                  Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of Company material confidential information and to preserve and maintain all Company’s interests and proprietary rights in Company IP Rights.  All officers, employees and consultants of Company having access to proprietary information of the Company, or the business of its customers or business partners, have executed and delivered to Company an agreement regarding the protection of such proprietary information and an assignment of Company’s inventions to Company (in the case of proprietary information of Company’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Parent’s counsel.  Company has secured valid written assignments from all of Company’s consultants, contractors and employees who have materially contributed to the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Company does not already own by operation of law.  No current employee, officer, director, consultant, or contractor of Company, and to the Company’s Knowledge, no former employee, officer, director, consultant, or contractor has any right, license, claim, or interest whatsoever in or with respect to any Company IP Rights.

4.13.6                  Schedule 4.13.6 of the Company Disclosure Schedule contains a true and complete list of (a) all worldwide registrations made by or on behalf of Company of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars; and (b) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by Company to secure, perfect, or protect its interest in Company-Owned IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks.  All  issued patents, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights constituting any Company-Owned IP are, to the Company’s Knowledge, valid, enforceable, and subsisting.

4.13.7                  Schedule 4.13.7 of the Company Disclosure Schedule contains a true and complete list of (a) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any Person is authorized to use any Company IP Rights, and (b) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property incorporated in, or comprising any of the Company IP Rights other than object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements having a cost of less than $500 per seat.

4.13.8                  There is no unauthorized use, disclosure, infringement, or misappropriation of any Company IP Rights by any third party, including any employee or former employee of Company.  Company has not agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by Company.

4.13.9                  No government funding facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of Company) was used in the development of the computer software programs or applications owned by Company or the Company-Owned IP Rights.  To the Company’s Knowledge, no current or former employee, consultant or independent contractor of Company, who has materially contributed to the creation or development of any Company IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant, or independent contractor was also performing services for Company.

4.14                           Compliance with Laws.

4.14.1                  Company has materially complied, and is now, and at the Closing Date will be, in material compliance, with all Requirements of Law, unless failure to comply would not have a Material Adverse Effect on the Company.

4.14.2                  All materials and products distributed or marketed by Company have at all times made all disclosures to users or customers required by Requirements of Law, and none of such disclosures made or contained in any such materials and products has been inaccurate, misleading, or deceptive in any material respect.

4.14.3                  Company holds all material permits, licenses, and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities that are necessary for Company to conduct its present business without any material violation of

Requirements of Law (“Governmental Permits”), and all such Governmental Permits are in full force and effect.  Company has not received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

4.14.4                  Neither Company nor, to the Company’s knowledge, any director, officer, agent or employee of Company has, for or on behalf of Company, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Requirements of Law.

4.15                           Certain Transactions and Agreements.  None of the officers, directors, shareholders, or employees of Company, nor any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Parent.  None of the officers, directors, shareholders, or employees of Company, nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible (including, but not limited to, any Company IP Rights or any other Intellectual Property), that is used in Company Business, except for the rights of a shareholder.

4.16                           Employees, ERISA and Other Compliance; Independent Contractors.

4.16.1                  Company is in compliance in all material respects with all Requirements of Law, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.  A list of all employees, officers and consultants of Company and their current title and/or job description, current compensation rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all employees is set forth in Schedule 4.16.1 of the Company Disclosure Schedule.  Except as set forth in Schedule 4.16.1 of the Company Disclosure Schedule, Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

4.16.2                  Company (a) is not now, nor has it ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, and (d) has no current labor disputes.  The Company does not have knowledge (a) of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on its labor relations, or (b) that any of Company’s key employees listed on Exhibit F intends to leave the Company’s employ.  All of Company’s employees are legally permitted to be employed by Company in their current job capacities under all Requirements of Law.

4.16.3                  Schedule 4.16.3 of the Company Disclosure Schedule lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (ii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, to which the Company contributes to or has any obligation to or liability for (collectively, the “Employee Plans”).  Each Employee Plan may be, and provides that it may be, amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA, or benefits to which a plan participant or beneficiary has accrued a vested right, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.  None of the Employee Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Defined Benefit Plan”) or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and the Company has never (i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan. The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or other applicable legal requirements. All expenses and liabilities relating to all of the Employee Plans described in Schedule 4.16.3 of the Company Disclosure Schedule have been, and will on the Closing be, fully and properly accrued on the Company’s books and records and are disclosed on the Company Financial Statements and such Employee Plans have no unfunded liabilities not reflected on the Company Financial Statements.

4.16.4                  Each independent contractor that currently performs or has in the past performed services for the Company are subject to written agreements with the Company, copies of which have been provided to counsel for Parent.  All such independent contractors have been fully paid all amounts owing to them by the Company through the date hereof, and there are no disputes or controversies between any such independent contractor and the Company whatsoever, including without limitation, disputes regarding amounts owned or ownership of Intellectual Property.  All such written agreements not otherwise terminated in accordance with their terms prior to the Agreement Date are in full force and effect as of the date hereof, and neither the Company nor any such independent contractor is in breach thereof.

4.17                           Corporate Documents.  Company has provided or made available to Parent copies of documents and information identified in the Company Disclosure Schedule or in any other Exhibit or Schedule called for by this Agreement which are complete and correct in all material respects, including the following:  (a) copies of Company’s Articles of Incorporation and Bylaws, as currently in effect; (b) Company’s minute book containing records of all proceedings, consents, actions and meetings of Company’s Board of Directors, committees of the Board of Directors and Shareholders; (c) Company’s stock ledger and journal reflecting all stock issuances and transfers, and all grants of other Company securities; (d) all Governmental Permits, and all applications for such Governmental Permits; and (e) all Company Material Agreements.

4.18                           No Brokers.  Neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation, or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company or any of its employees, officers, directors, stockholders, agents, or affiliates.

4.19                           Insurance.  Company maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, to the Company’s knowledge, customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company, including without limitation all legally required workers’ compensation insurance and casualty, fire and general liability insurance.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and Company is otherwise in material compliance with the terms of such policies and bonds and all such policies are in full force and effect.  The Company does not have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

4.20                           Environmental Matters.  Company is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof.  To the Company’s Knowledge, Company has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee, or otherwise, that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the material compliance by Company with any current Environmental Law in the future.  To Company’s knowledge, no current or prior owner of any property leased, used, occupied or possessed by Company has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company has not complied with, or is not in compliance with, any Environmental Law.  All permits and other governmental authorizations currently held by Company pursuant to any Environmental Law (if any) are identified in Schedule 3.20 of the Company Disclosure Schedule.

4.21                           Board Actions.  The Board of Directors of Company (a) has unanimously determined that the Merger is in the best interests of the Company Shareholders and is on terms that are fair to such Company Shareholders, and (b) will submit the Merger, this Agreement, and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that Company Shareholder approval is required thereof under applicable law and Company’s Articles of Incorporation and Bylaws, to the vote and approval of or consent by the Company Shareholders.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to Company that, except as set forth in the letter addressed to Company from Parent and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Parent to Company concurrently herewith (the “Parent Disclosure Schedule”), each of the representations, warranties and statements contained in the following sections of this Article 5 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.  For all purposes of this Agreement, the statements contained in the Parent Disclosure Schedule and its schedules shall also be deemed to be representations and warranties made and given by Parent and Sub under Article 5 of this Agreement.

5.1                                 Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.  Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and authority to own, operate and lease its properties and to carry on its business.  Parent owns all of the issued and outstanding capital stock of Sub.  Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the properties owned, leased or operated by it or the nature its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on Parent.  Parent has made available to Company true and complete copies of the Articles of Incorporation and Bylaws Sub, as currently in full force and effect.

5.2                                 Power, Authorization and Validity.

5.2.1                        Power and Authority.  Parent has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Parent is or will be a party that are required to be executed pursuant to this Agreement (the “Parent Ancillary Agreements”).  The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Parent.  Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement (the “Sub Ancillary Agreements”).  The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of Sub.

5.2.2                        No Consents.  No consent, approval, permit, order or authorization from, or registration, declaration or filing with, any Governmental Authority or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Sub to enable Parent and Sub to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements or the Sub Ancillary Agreements, and for Parent and Sub to consummate the Merger, except for:  (a) the filing of the Articles of Merger with the Colorado Secretary of State; (b) the filing by Parent of such reports and information with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (c) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to the Company Options assumed by Parent, (d) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement; and (e) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws.

5.2.3                        Enforceability.  This Agreement has been duly executed and delivered by Parent and Sub.  This Agreement and the Parent Ancillary Agreements are, or when executed by Parent will be, valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

5.3                                 No Conflict.  Neither the execution and delivery of this Agreement nor any of the Parent Ancillary Agreements or Sub Ancillary Agreements by Parent or Sub, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, (i) any provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Sub, as currently in effect, (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent, Sub or any of their respective material assets or properties, or (iii) any material instrument, obligation or agreement to which Parent or Sub is a party or by which its properties or assets are bound, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Parent or Sub under the terms of any note, bond, mortgage or indenture or any other material instrument, obligation or agreement.

5.4                                 Finders or Brokers.  None of Parent, Sub, the other Subsidiaries of Parent, the Boards of Directors (or any committee thereof) of Parent and Sub or any member of such Boards of Directors (or committee) has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

5.5                                 Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.6                                 Availability of Funds.  Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Cash Consideration.

ARTICLE 6.

COVENANTS OF COMPANY

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, Company covenants and agrees with Parent as follows:

6.1                                 Advise Changes.  Company will promptly advise Parent in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of Company pursuant to this Agreement or any Company Ancillary Agreement, or (c) Material Adverse Change in Company.

6.2                                 Maintenance of Business.  Company will use commercially reasonable efforts to  carry on and preserve its business and its relationships with customers, advertisers, suppliers, and others with whom Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices.  If Company becomes aware of a material deterioration in the relationship with any key customer, advertiser, supplier or business partner, it will promptly bring such information to Parent’s attention in writing and, if requested by Parent, will exert commercially reasonable efforts to promptly restore the relationship.

6.3                                 Conduct of Business.  Except as expressly contemplated by this Agreement or to the extent reasonably necessary to comply with the Company’s obligations under this Agreement or to ensure that the Company complies with applicable Legal Requirements and pre-existing contractual obligations, Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course, and Company will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                  incur any indebtedness for borrowed money (other than with respect to expense reimbursement commitments to officers, directors and employees incurred in the ordinary course of business, consistent with past practice) or guarantee any such indebtedness of another Person;

(b)                                 lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of Company’s business, consistent with its past practices;

(c)                                  enter into any transaction or agreement that involves payments of more than $10,000 either from or to Company (or payments from and to Company which exceed $20,000 in the aggregate) or that involves the performance of obligations over a period of three months or more from the date of execution thereof, other than transactions or agreements entered into in the ordinary course of business, consistent with past practices or take any other action not in the ordinary course of the Company Business, consistent with past practice;

(d)                                 grant any Encumbrance on any of its assets;

(e)                                  sell, transfer or dispose of any of its assets except in the ordinary course of Company’s business, consistent with its past practice;

(f)                                    enter into any contract that would be required to be disclosed in Schedule 4.11 of the Company Disclosure Schedule;

(g)                                 pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant or amend or enter into any employment, consulting agreement or severance agreement with any such Person or create or amend any Company Benefit Arrangement; provided, however, that the Company shall cause each Company Option held by each member of the Board of Directors, the chief financial officer and each employee who is not offered employment by the Parent or the Surviving Corporation at the Closing on substantially similar terms and conditions as his or her employment with the Company to accelerate and become immediately exercisable and vested as to 100% of the shares subject to the Company Option immediately prior to the Closing;

(h)                                 change any of its accounting methods;

(i)                                     declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of Company in connection with the termination of their services to Company at the original purchase price of such stock or other securities), pay or distribute any cash or property to any shareholder or security holder of Company or make any other cash payment to any shareholder or security holder of Company;

(j)                                     amend or terminate any Company Material Agreement, other than any amendments or terminations in the ordinary course of business, consistent with past practices;

(k)                                  terminate, or modify the terms of, the Company’s agreements with any of the independent contractors which are in effect as of the date hereof;

(l)                                     waive or release any material right or claim;

(m)                               issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of capital stock upon the exercise of outstanding Company Options listed on Section 2.2.2 of the Company Disclosure Schedule;

(n)                                 subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(o)                                 merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or other entity (other than Parent or Sub);

(p)                                 amend its Articles of Incorporation or Bylaws;

(q)                                 license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party other than in the ordinary course of business consistent with past practices;

(r)                                    materially change any insurance coverage;

(s)                                  agree to any audit assessment by any taxing authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Parent for its review at a reasonable time prior to filing;

(t)                                    modify or change the purchase prices of any capital stock of Company;

(u)                                 establish, adopt, or enter into any collective bargaining agreement covering any employees of Company;

(v)                                 make any material changes in the selling, distributing, advertising, terms of sale, or collection practices of Company from those planned or budgeted, nor enter into any practices, programs, or long-term allowances not previously used in the ordinary course of business of Company during the past 12 months from the date hereof, nor engage with respect to Company in the practice of “loading” or any program, activity, or other action that would reasonably be expected to result, directly or indirectly in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent with past practice over the past 12 months from the date hereof;

(w)                               make or authorize any capital expenditures in excess of $20,000 in the aggregate; and

(x)                                   agree to do any of the things described in the preceding clauses 6.3(a) through 6.3(w).

6.4                                 Regulatory Approvals.  Company will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement.  Company will use all commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

6.5                                 Necessary Consents.  Company will use all commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on Company’s business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which Company is a party or is bound or by which any of its assets is bound.

6.6                                 Litigation.  Company will notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or shareholders in their capacity as such.

6.7                                 No Other Negotiations.  Company will not, and will not authorize, knowingly encourage or permit any of its directors, officers, employees, shareholders, attorneys or investment bankers (and shall use its reasonable best efforts to cause its directors, officers, employees, attorneys, investment bankers and shareholders not to) on Company’s or their behalf to, directly or indirectly:  (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any offer or proposal from any Person concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any Person (other than Parent) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iv) participate in any discussions or negotiations with any Person (other than Parent) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (v) cooperate with, facilitate or knowingly encourage any effort or attempt by any Person (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction.  Company will promptly notify Parent orally and in writing of any inquiries or proposals received by Company or its directors, officers, employees, shareholders, affiliates or agents (to the extent any such proposal or inquiry is made aware to Company) regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal.  Any violation of the restrictions set forth in this Section 6.7 by any director or officer of Company or any attorney, investment banker or other director or representative of Company authorized to act for the Company shall be deemed a breach of this Section 6.7 by Company.

6.8                                 Access to Information.  Subject to the terms and conditions of this Agreement and the Non-Disclosure Agreement relating to the confidentiality and use of confidential and proprietary information, Company will allow Parent and its agents reasonable access at reasonable times to the files, books, records, technology, contracts, personnel, and offices of Company, including, but not limited to, any and all information relating to Company’s Taxes, commitments, contracts, leases, licenses, liabilities, financial condition and real, personal and intangible property.  Company will use its commercially reasonable best efforts to cause its accountants to cooperate with Parent and its agents in making available all financial information reasonably requested by Parent, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

6.9                                 Satisfaction of Conditions Precedent.  Company will use reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9, and Company will use reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.10                           Company Shareholder Approval

6.10.1      Company shall use its best efforts to obtain the irrevocable approval by all shareholders of the Company of the adoption of this Agreement and the transactions contemplated hereby.  In connection with the solicitation of such approval, the Company shall circulate such information to the Company Shareholders as may be required by Colorado Law.  In connection with the solicitation of the Company Shareholders’ Approval by written consent, the Company shall include a statement to the effect that the board of directors of the Company declares advisable this Agreement and the consummation of the Merger and recommends that the Company Shareholders vote in favor of the adoption of this Agreement and the consummation of the Merger.

6.11                           Retention of Employees.  Company will use all commercially reasonable efforts to retain for continued employment following the Closing, all employees of Company identified by Parent, and Company will promptly notify Parent if any of Company’s officers receive oral or written notice or otherwise become aware that any of such employees intends to leave Company’s employ.

6.12                           Employment Agreements.  Each of the Key Employees listed on Exhibit F shall execute and deliver to Parent an employment agreement in the form attached hereto as Exhibit C (“Employment Agreement”) to be effective as of the Closing, which shall supersede and terminate any prior employment agreements, understandings, or obligations between Company and the Key Employees in effect as of the date hereof.

6.13                           Public Announcements.  The parties hereto will consult with each other before issuing, and provide each other with the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may determine is required by any applicable Requirements of Law, court process, or by obligations pursuant to any listing agreement with any national securities exchange or national trading system.  Prior to the publication of any initial press release or public announcement with respect to the transactions contemplated by this Agreement, including the Merger, Company will use its reasonable efforts to prevent any trading in Parent Common Stock by its employees.

6.14                           Stockholder Litigation.  Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement.

ARTICLE 7.

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10 (or during such other time period as may be specified below), Parent covenants and agrees with Company as follows:

7.1                                 Advise of Changes.  Parent will promptly advise Company in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of Parent or Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement, or (c) Material Adverse Change in Parent.

7.2                                 Regulatory Approvals.  Parent will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement.  Parent will use all commercially reasonable efforts to obtain, and to cooperate with Company to promptly obtain, all such authorizations, approvals and consents.  Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements, or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, or any of its affiliates or Company, or the holding separate of the shares of Company Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Stock.

7.3                                 Satisfaction of Conditions Precedent.  Parent will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and Parent will use all commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

7.4                                 Options.

7.4.1                        On the Closing Date, Parent shall grant to the Key Employees and to certain Continuing Employees listed on Exhibit F an aggregate of 19,400 options to purchase Parent Common Stock (the “Parent Options”) pursuant to the Advanced Power Technology, Inc. Stock Option Plan (the “Parent Stock Option Plan”).  The Parent Options shall have an exercise price equal to the closing price of Parent Common Stock on the Closing Date, and shall vest in monthly increments over four years from the Closing Date.  Prior to the Closing, Parent’s board of directors shall have approved the grant of the Parent Options.

7.4.2                        Parent agrees to file, as soon as practicable on or after (but no later than 2 business days) after the Closing, a registration statement on Form S-8 covering the sale of shares of Parent Stock issuable pursuant to (i) outstanding Company Options under the Company Plan assumed by Parent pursuant to the terms hereof, and (ii) the grants of Parent Options described in Section 7.4.1.  Company will cooperate and assist Parent in the preparation of such registration statement.

7.5                                 Employee Matters.  Following the Effective Time, Parent or its affiliates will provide each employee of Company who continues as an employee of Parent or any of its affiliates (a “Continuing Employee”) employee benefits that are reasonably equivalent to employee benefits provided to similarly situated employees of Parent, and full credit for prior service with Company for purposes of (i) eligibility and vesting under Parent’s employee benefit plans, (ii) determination of benefits levels under any Parent employee benefit plans or policies relating to vacation or severance and (iii) determination of “retiree” status under any Parent employee benefit plans, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause Parent or its affiliates or any Parent employee benefit plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee’s participation in the Parent’s employee benefit plan.  With respect to any health plans in which Continuing Employees are eligible to participate after the Effective Time, Parent and its affiliates shall waive all limitations as to pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents (to the extent such exclusion was waived under applicable health plans offered to such employees by Company), and shall give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made.

ARTICLE 8.

CONDITIONS TO OBLIGATIONS OF COMPANY

Company’s obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed by Company):

8.1                                 Accuracy of Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date, except where failure to be true and correct would not result in a Material Adverse Effect on the Parent or Sub (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates except where failure to be true and correct would not result in a Material Adverse Effect on the Parent or Sub).

8.2                                 Covenants.  Parent will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing).

8.3                                 Compliance with Law; No Legal Restraints.  There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that prohibits or renders illegal the Merger or that would cause the Merger to be rescinded.  No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Parent.

8.4                                 Government Consents.  There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including, but not limited to, requirements under applicable federal and state securities laws.

ARTICLE 9.

CONDITIONS TO OBLIGATIONS OF PARENT

Parent’s obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

9.1                                 Accuracy of Representations and Warranties.  The representations and warranties of Company set forth in this Agreement (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing, with the same force and effect as if they had been made on the Closing Date, except where failure to be true and correct would not result in a Material Adverse Effect on the Company (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates, except where failure to be true and correct would not result in a Material Adverse Effect on the Company), and at the Closing Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

9.2                                 Covenants.  Company will have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Company on or before the Closing), and at the Closing Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

9.3                                 No Material Adverse Change.  There will not have been any Material Adverse Change in Company from the date of this Agreement that is still continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Parent will have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

9.4                                 Compliance with Law; No Legal Restraints; No Litigation.  There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority, that (a) prohibits or renders illegal or imposes material limitations on the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) would materially and adversely affect Parent’s right (or the right of any Subsidiary of Parent) to own, retain, use, or operate any of its material products, properties, or asset (including securities, properties, or assets of Company) or operate the Company on or after consummation of the Merger or seeks a disposition or divestiture of any material products, properties or assets of Parent, except where such prohibition or limitation could be reasonably expected to have a Material Adverse Effect on Company or Parent.  No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Company.

9.5                                 Government Consents.  There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

9.6                                 Opinion of Company’s Counsel.  Parent will have received from Cooley Godward LLP, counsel to Company, an opinion opining to the matters set forth in Exhibit E.

9.7                                 Consents.  Parent shall have received duly executed copies of all third-party consents set forth in Schedule 9.7 of the Company Disclosure Schedule.

9.8                                 Company Shareholder Approvals.  This Agreement, the Company Ancillary Agreements and the Merger will have been duly and validly approved, authorized and adopted by the Company Shareholders, as required by Requirements of Law and Company’s Articles of Incorporation and Bylaws.

9.9                                 Employment Matters.  None of the Key Employees identified by Parent in Exhibit F hereto shall have terminated their employment with Company.

9.10                           Ancillary Agreements.  Each Employment Agreement shall be in full force and effect.

9.11                           Termination of Agreements.  The requisite parties to the following agreements shall have agreed to terminate such agreements effective as of the Effective Time: (a) Series A Convertible Redeemable Participating Preferred Stock Purchase Agreement, dated July 28, 2003, by and among Company and the investors listed on Schedule I thereto; (b) Shareholders’ Agreement, dated July 28, 2003, by and among the Company, the holders of Series A Preferred Stock listed on Schedule I thereto, certain of the holders of Company Common Stock listed on Schedule II thereto and certain other security holders of the Company listed on Schedule III thereto; and (c) Registration Rights Agreement, dated July 28, 2003, by and among the Company and the shareholders listed on Schedule I thereto.

9.12                           Consideration Allocation Certificate.  Company shall deliver the Consideration Allocation Certificate which spreadsheet shall be certified as complete and correct by the President or Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing,  all Company Shareholders and holders of Company Options and their respective addresses, the number of shares of Company Stock and/or Company Options held by such persons and the respective certificate numbers (or, if applicable, that such shares are Uncertificated Shares), the Cash Consideration to be paid to each Company Shareholder and the amount of cash to be deposited into the Escrow Fund on behalf of each Company Shareholder.  The Consideration Allocation Certificate shall also include the information called for in Schedule 2.2.2 as of the Closing Date for Company Options.

ARTICLE 10.

TERMINATION OF AGREEMENT

10.1                           Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Company.

10.2                           Unilateral Termination.

10.2.1                  Either Parent or Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

10.2.2                  Either Parent or Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the Merger shall not have been consummated by midnight Pacific Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

10.2.3                  Either Parent or Company may terminate this Agreement at any time prior to the Effective Time if the other has committed (or, in the case of a termination by Company, Sub has committed) a material breach of (a) any of such party’s representations and warranties contained in this Agreement or (b) any of such party’s covenants contained in this Agreement, in each case such that the conditions set forth in Article 8 or Article 9 would not be satisfied, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.3; provided, however, that if such breach is curable by Parent or Company, as applicable, prior to the Termination Date through the exercise of commercially reasonable efforts, then for so long as Parent or Company, as applicable, continues to exercise such commercially reasonable efforts the terminating party may not terminate this Agreement under this Section 10.2.3.

10.2.4                  Parent, by giving written notice to Company, may terminate this Agreement if a Material Adverse Change in Company has occurred and such Material Adverse Change continues for a period of ten (10) days following written notice by Parent to Company or is not otherwise curable by Company prior to the Termination Date through the exercise of commercially reasonable efforts.

10.3                           No Liability for Termination.  Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article 10 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement.  The provisions of this Article 10 and Article 12 shall survive any termination of this Agreement.

ARTICLE 11.

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES, CONTINUING COVENANTS

11.1                           Survival of Representations.  All representations and warranties of Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby and all representations and warranties of Company Shareholders contained in the Company Ancillary Agreements will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the date that is twelve (12) months following the Effective Time; provided, however, that Parent and any Parent Indemnified Person shall be entitled to seek recovery for the fraudulent breach of any representation or warranty until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages based on such fraud.  All representations and warranties of Parent and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect into perpetuity, regardless of any investigation made by or on behalf of any of the parties to this Agreement.  All covenants of the parties shall survive according to their respective terms.

11.2                           Agreements to Indemnify.

11.2.1                  Each Company Shareholder shall, severally and not jointly, based on such holder’s Pro Rata Share of the Escrow Fund, indemnify and hold harmless, Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders, shareholders and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs (hereinafter collectively referred to as “Damages”) directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any breach of, or default in, any of the representations, warranties or covenants given or made by Company in this Agreement or in the Company Disclosure Schedule or in any certificate delivered by or on behalf of Company pursuant hereto.

11.2.2                  Any claim of indemnity made by a Parent Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Representative (satisfying the requirements of Section 11.7 below) by no later than the Escrow Release Date and, if raised by such date, such claim shall survive the Escrow Release Date until final resolution thereof pursuant to the terms of this Agreement.

11.2.3                  Parent and Sub shall, jointly and severally, indemnify and hold harmless the Company Shareholders and their respective officers, directors, agents, representatives, stockholders, shareholders and employees, and each Person, if any, who controls or may control such Company Shareholder within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Company Shareholder Indemnified Person” and collectively as the “Company Shareholder Indemnified Persons”) from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any breach of, or default in, any of the representations, warranties or covenants given or made by Parent or Sub in this Agreement or in any Parent Ancillary Agreement or in any Sub Ancillary Agreement.

11.3                           Limitation.

11.3.1                  Notwithstanding anything to the contrary set forth herein, the Company Shareholders shall not have any liability under Section 11.2.1 unless the aggregate of all Damages thereunder exceeds $50,000 (the “Damage Threshold”), in which case the Parent Indemnified Persons shall be entitled to recover all Damages, including the amount equal to the Damage Threshold.

11.3.2                  Except for fraudulent or intentional misrepresentation by a Company Shareholder, at the Effective Time, the liability of each such Company Shareholder pursuant to Section 11.2 hereof shall not exceed such holder’s Pro Rata Share of the Escrow Fund and the Escrow Fund shall be the sole and exclusive remedy for the indemnity obligations of the Company Shareholder.  In no event shall a Company Shareholder be liable for the fraudulent or intentional misrepresentation of another Company Shareholder.

11.3.3                  For the purposes of computing the individual or aggregate amounts of Damages, the amount of each Claim shall be calculated (i) net of any tax benefits realized by a Parent Indemnified Person as a result of the incurrence or payment of such Damages, and (ii) net of any insurance proceeds payable to any Parent Indemnified Person (net of any premiums paid by Parent or Company following the Effective Date).

11.4                           Appointment of Representative.  By virtue of the approval of this Agreement by the Company Shareholders, and without further action of any Company Shareholder, each Company Shareholder shall be deemed to have irrevocably constituted and appointed Paul Jacobi as Representative of the Company Shareholders and as the attorney-in-fact and agent for and on behalf of each Company  Shareholder with respect to claims for indemnification under this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to:  (a) authorize the release or delivery to Parent of any portion of the Escrow Fund in satisfaction of indemnity claims by Parent or any other Parent Indemnified Person pursuant to Article 11; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing.  The Representative will have authority and power to act on behalf of each Company Shareholder with respect to the disposition, settlement or other handling of all claims under Article 11 and all rights or obligations arising under Article 11.  The Company Shareholders will be bound by all actions taken and documents executed by the Representative in connection with Article 11, and Parent will be entitled to rely on any action or decision of the Representative.  In performing the functions specified in this Agreement, the Representative will not be liable to any Company Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative.  The Company Shareholders shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.  If the Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders, then a majority in interest of the Company Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor.  Any such successor shall become the “Representative” for purposes of this Agreement and the Escrow Agreement.  Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of Article 11 (including the hiring of legal counsel and the incurring of legal fees and costs) shall be deducted from the Escrow Fund.

11.5                           Notice of Claim.  As used herein, “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person for Damages under Article 11.  Parent shall give a written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to Representative and Escrow Agent, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person.  Parent may give a Notice of Claim at any time Parent or any other Parent Indemnified Person suffers Damages or is subject to a claim, demand, suit, action, cause of action or other dispute that may give rise to a Claim.  In the event that Parent delivers a Notice of Claim on its own behalf or is requested to deliver a Notice of Claim on behalf of any other Parent Indemnified Person, Parent will do so within thirty (30) days after Parent becomes aware of the existence of any potential claim by a Parent Indemnified Person for indemnity under this Article 11.  Parent shall deliver a Notice of Claim before the Escrow Release Date.  Until the Escrow Release Date, no delay on the part of Parent in giving Representative a Notice of Claim will relieve Representative or any Company Shareholder from any of its obligations under Article 11 unless (and then only to the extent) that Representative or the Company Shareholders are actually prejudiced thereby.

11.6                           Defense of Third-Party Claims.  Parent shall give Representative and Escrow Agent notice, within thirty (30) days after Parent becomes aware of the existence of the same, of the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based upon, or includes assertions that would, if true, constitute any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Representative or Company in this Agreement.  The Representative, acting on behalf of the Company Shareholders pursuant to this Section 11.6, is referred to as the “Indemnifying Party” for purposes of this Section 11.6.  Until the Escrow Release Date, no delay on the part of Parent in giving the Indemnifying Party notice of such Third-Party Claim will relieve the Indemnifying Party from any of its obligations under Article 11 unless (and then only to the extent) that such Indemnifying Party is actually prejudiced thereby.

The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its election to do so to Parent within fifteen (15) days of the receipt of the notice from Parent; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of Parent, in its reasonable discretion, for the same counsel to represent both the Parent Indemnified Person and the Indemnifying Party, then the Parent Indemnified Person shall be entitled to retain its own counsel to defend against such Third-Party Claim, in each jurisdiction for which the Parent Indemnified Person determines counsel is required, at the expense of the Indemnifying Party.  In the event that the Indemnifying Party fails to undertake any such defense as provided above or fails to diligently pursue any such defense, Parent shall be entitled to assume and control the defense of such Third-Party Claim, in which case all costs and expenses incurred by Parent in connection with the defense of such Third-Party Claim (including, but not limited to, reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which indemnity may be sought.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Parent Indemnified Person shall cooperate with the Indemnifying Party in such defense and make available to the

Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Person’s possession or under the Parent Indemnified Person’s control related thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event that the Parent Indemnified Person is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Parent Indemnified Person in such defense and make available to the Parent Indemnified Person, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Parent Indemnified Person.

11.6.1                  A Third-Party Claim for which indemnification is sought pursuant to Section 11.2.1 may not be settled by an Indemnifying Party without the prior written consent of the Parent Indemnified Person, which may not be unreasonably withheld. Parent may not settle a Third-Party Claim for which indemnification is sought pursuant to Section 11.2.1 without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned.

11.6.2                  If the Indemnifying Party is controlling the defense of any Third-Party Claim, Parent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents by Parent does not affect any privilege relating to the Indemnifying Party; provided, that the parties will use commercially reasonable efforts to ensure that any such privilege will not apply or will not be violated.  If any Parent Indemnified Person is controlling the defense of any Third-Party Claim, the Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents by Parent does not affect any privilege relating to the Indemnifying Party; provided, that the parties will use commercially reasonable efforts to ensure that any such privilege will not apply or will not be violated.

11.7                           Contents of Notice of Claim.  Each Notice of Claim by Parent given pursuant to Section 11.5 will contain the following information:

11.7.1                  that Parent has incurred, paid or properly accrued (in accordance with GAAP) or reasonably believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under Article 11); and

11.7.2                  a description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

11.8                           Resolution of Notice of Claim.  Any Notice of Claim delivered by Parent will be resolved as follows:

11.8.1                  Uncontested Claims.  In the event that, within thirty (30) business days after a Notice of Claim is received by Representative at any time on or prior to the Escrow Release Date, Representative does not contest such Notice of Claim in writing to Parent as provided in Section 11.8.2, Representative and the Company Shareholders will be conclusively deemed to have consented to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 11, including the forfeiture of the amount of Damages from Escrow Fund and, without further notice.

11.8.2                  Contested Claims.  In the event that Representative at any time on or prior to the Escrow Release Date gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the thirty (30) day period specified in Section 11.8.1 above, then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Parent, on the one hand, and Representative on the other hand, or (ii) in the absence of such a written settlement agreement, by litigation (which either Parent, on the one hand, or Representative on the other hand may initiate at any time) in any court having competent jurisdiction.

11.9                           Distribution Upon Termination of Escrow Period.  Within ten (10) business days following the Escrow Release Date, Escrow Agent shall deliver to the Representative for distribution to the Company Shareholders all of the Escrow Fund in excess of any amount of Escrow Fund necessary to satisfy any then Contested Claims for Damages specified in any Notice of Claim delivered to the Representative before the Escrow Release Date; provided, however, that if the aggregate of Damages under such then Contested Claims, when added to all Damages under Claims previously resolved in Parent’s favor hereunder, do not exceed the Damages Threshold, then the entire Escrow Fund shall be delivered to the Representative.  As soon as all such claims have been finally resolved, Escrow Agent shall deliver to the Representative for distribution to the Company Shareholders all remaining amounts in the Escrow Fund not applied to the satisfaction of such claims.  In addition to any amount of the Escrow Fund distributed to the Company Shareholders pursuant to this Section 11.9, Escrow Agent shall deliver to Representative any interest or other income amounts earned with respect to such amount of the Escrow Fund during the period such funds were held in escrow.

11.10                     Access.  After the Effective Time, Parent shall cause the Surviving Corporation to provide reasonable access to the books and records of Company to each Company Shareholder, if so requested, to facilitate a legitimate business or legal reason arising from such Company Shareholder’s ownership of capital stock in Company prior to the Effective Time.  The Surviving Corporation’s obligation in this Section 11.10 shall be limited to those books and records of Company, or the portions thereof, that were in existence at the Effective Time and that are in the Surviving Corporation’s possession or under its control at the time of request for access thereto, it being understood that the Surviving Corporation shall not be restricted in any way from disposing of books and records in the ordinary course of business, consistent with its general record retention policies.

11.11                     Indemnification of Former Directors and Officers.  Parent shall cause the Surviving Corporation to maintain and perform in the same manner Company’s existing indemnification obligations with respect to present and former directors and officers of Company to the extent required under applicable law, Company’s Articles of Incorporation and Bylaws in effect as of the date hereof (to the extent consistent with applicable law) and any existing indemnification agreements between the Company its directors at the Effective Time, for a period of not less than six (6) years after the Effective Time.  In the event that Parent (i) causes the Surviving Corporation to consolidate with or merge into any other entity and Surviving Corporation is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) causes the Surviving Corporation to transfer or convey all of substantially all of Surviving Corporation’s properties and assets to any entity, then and in each such case, to the extent necessary to effect the purposes of this Section 11.11 proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 11.11 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.   The provisions of this Section 11.11 are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of Company entitled to indemnification from Company.

ARTICLE 12.

GENERAL PROVISIONS

12.1                           Governing Law.  The internal laws of the State of Oregon, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto, except that corporate matters arising pursuant to this Agreement shall be governed by the internal laws of the State of Colorado.  Any legal suit, action or proceeding brought by the Company or any Company Shareholder arising out of or relating to this Agreement shall be commenced in a federal court in the District of Oregon or in state court in the County of Deschutes, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.  Any legal suit, action or proceeding brought by the Parent arising out of or relating to this Agreement shall be commenced in a federal court in the District of Colorado or in state court in the County of Boulder, Colorado, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

12.2                           Assignment; Binding Upon Successors and Assigns.  Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto.  Any assignment in violation of this provision shall be void.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.3                           Severability.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

12.5                           Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.  Parent and Company agree that the indemnification provisions set forth in Article 11 shall be each such Person’s sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement; provided, however, that the foregoing shall not limit the parties’ respective rights to seek specific performance or other injunctive relief, or damages in connection with a claim of fraudulent conduct or fraudulent misrepresentation.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

12.6                           Amendment and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.  This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after approval of this Agreement by the Company Shareholders, but, after such approval, no amendment will be made which by applicable Requirements of Law requires the further approval of the Company Shareholders without obtaining such further approval.  At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors (or any duly authorized committee thereof), may, to the extent legally allowed:  (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.7                           Expenses.  Each party will bear its respective legal, auditors’, investment bankers’, financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

12.8                           Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).

12.9                           Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

If to Parent:

Advanced Power Technology, Inc.

405 SW Columbia Street

Bend, Oregon 97702

Attention:  Patrick Sireta

Fax Number:  (541) 388-0371

with a copy to:

Davis Wright Tremaine LLP

Suite 2300

1300 S.W. Fifth Avenue

Portland, Oregon 97201-5630

Attention:  David C. Baca

Fax Number:  (503) 778-5299

and with a copy to:

Karnopp Petersen LLP

Suite 300

1201 NW Wall Street

Bend, Oregon 97701

Attention:  James E. Petersen

Fax Number:  (541) 388-5410

If to Company:

PowerSicel, Inc.

1855 South 57th Court

Boulder, CO 80301

Attention: John Torvik

Fax Number:  (303) 442-4251

with a copy to:

Cooley Godward LLP

380 Interlocken Crescent, Suite 900

Broomfield, CO  80021

Attention:  Michael Platt

Fax Number:  (720) 566-4099

12.10                     Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.11                     No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  No party will have any power or authority to bind or commit any other party.  No party will hold itself out as having any authority or relationship in contravention of this Section 12.11.

12.12                     Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

12.13                     Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Shareholder or partner of any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; except that, Section 7.5 is intended to benefit certain employees of the Company, Section 11.11 is intended to benefit certain directors and officers of the Company, and Articles 2 and 3 are intended to benefit the Company Shareholders and holders of Company Options.

12.14                     Confidentiality.  Company and Parent each confirm that they have entered into the Non-Disclosure Agreement dated [                                     ] (the “Non-Disclosure Agreement”) and that they are each bound by, and will abide by, the provisions of such Non-Disclosure Agreement.  If this Agreement is terminated, the Non-Disclosure Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement.

12.15                     Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Non-Disclosure Agreement referenced in Section 12.14.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

12.16                     Waiver Of Jury Trial.  EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVANCED POWER TECHNOLOGY, INC.	POWERSICEL, INC.

By:	By:
Greg Haugen, Chief Financial Officer
Name:

Title:

POWERSICEL ACQUISITION CORPORATION

By:

Name:

Title:

Solely for the purposes of Article 11:

REPRESENTATIVE

By:
Name: Paul Jacobi

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

LIST OF EXHIBITS

EXHIBIT A

FORM OF ARTICLES OF MERGER

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

EXHIBIT E

MATTERS TO BE COVERED BY THE OPINION OF

COOLEY GODWARD LLP

EXHIBIT F

KEY EMPLOYEES AND CERTAIN CONTINUING EMPLOYEES